Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 25, 2009
Relating to Preliminary Prospectus dated June 25, 2009
Registration No. 333-151665

INVESCO MORTGAGE CAPITAL INC.
FREE WRITING PROSPECTUS

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated June 25, 2009, included in Amendment No. 10 to the Registration Statement on Form S-11 (File No. 333-151665) of Invesco Mortgage Capital Inc. (the “Company”), as filed with the Securities and Exchange Commission on June 25, 2009 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the Revised Preliminary Prospectus and should be read together with the Revised Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 22 of the Revised Preliminary Prospectus.

To review the Revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):
http://www.sec.gov/Archives/edgar/data/1437071/000095012309016932/x18955axsv11za.htm

Revised Proposed Terms of Initial Public Offering and Concurrent Private Placement

Number of Shares of Common Stock to be Offered in the Initial Public Offering	8,500,000 shares
Over-allotment Option	1,275,000 shares
Estimated Price per Share to Public	$20.00
Estimated Gross IPO Proceeds	$170.0 million, or $195.5 million if the underwriters exercise their over-allotment option in full
Underwriting Discounts and Commissions	A portion will be paid by Invesco Ltd. or one of its affiliates (other than the Company) and $2.5 million will be paid by the Company.
Estimated Net IPO Proceeds (after deduction of our estimated offering expenses and the portion of the assumed underwriting discounts and commissions payable by us)	$165.6 million, or $190.7 million if the underwriters exercise their over-allotment option in full
Concurrent Private Placement to Invesco Ltd. (through certain wholly-owned subsidiaries)	$30 million at $20.00 per share/OP unit consisting of 75,000 shares of common stock and 1,425,000 OP units
Invesco Ltd.’s Percentage Beneficial Ownership (assuming all 1,425,000 OP units have been redeemed for shares of common stock)	15.0%, or 13.3% if the underwriters exercise their over-allotment option in full
Shares Outstanding After Initial Public Offering and Concurrent Private Placement (assuming all 1,425,000 OP units have been redeemed for shares of common stock)	10,000,100 shares

Master Repurchase Agreement with Affiliates of the Underwriters

The Company has entered into a total of nine master repurchase agreements, including one with an affiliate of Credit Suisse Securities (USA) LLC as well as another with an affiliate of Morgan Stanley & Co. Incorporated.

Revised As Adjusted Capitalization

The following table sets forth (1) our actual capitalization at March 31, 2009 and (2) our capitalization as adjusted to reflect the effect of the sale of our common stock in this offering at an assumed offering price of $20.00 per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us and the concurrent private placement to the Invesco Purchaser of 75,000 shares of our common stock and 1,425,000 OP units at the assumed initial public offering price.

	As of March 31, 2009
		As
	Actual	Adjusted(1)
	(Unaudited)
	(Dollars in Thousands)

Stockholder’s equity:
Common stock, par value $0.01 per share; 100,000 shares authorized, and 100 shares issued and outstanding, actual and 450,000,000 shares authorized and 8,575,100 shares outstanding, as adjusted	$—	$86
Preferred Stock, par value $0.01 per share; 0 shares authorized and 0 shares issued and outstanding, actual and 50,000,000 shares authorized and 0 shares outstanding, as adjusted	—	—
Additional paid in capital	1	166,965	(2)
Accumulated deficit during development stage	(70)	(70)

Total stockholder’s (deficiency) equity	$(69)	$166,981
Noncontrolling interests:
Operating partnership	—	28,500	(3)

Total capitalization	$(69)	$195,481

(1)	Does not include the underwriters’ option to purchase up to 1,275,000 additional shares.

(2)	Represents additional paid in capital net of issuance costs.

(3)	Represents 1,425,000 OP units issued to Invesco Investments (Bermuda) Ltd. by our operating partnership, at $20.00 per OP unit.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS:  0001437071.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE TOLL-FREE 1-800-221-1037 OR MORGAN STANLEY TOLL FREE 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.